Exhibit 3.1

EIGHTH AMENDED & RESTATED

CERTIFICATE OF INCORPORATION

OF

PARATEK PHARMACEUTICALS, INC.

FIRST: The name of the Company is Paratek Pharmaceuticals, Inc.

SECOND: The address of the Company’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware as it now exists or may hereafter be amended and supplemented.

FOURTH: The total number of shares of stock which the Company shall have authority to issue is 100 having a par value of $.01 per share. All such shares are Common Stock.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Company.

SIXTH: To the maximum extent permitted by the General Corporation Law of Delaware, as the same exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Company or any predecessor of the Company, or serves or served at any other enterprise as a director or officer at the request of the Company or any predecessor to the Company. Neither any amendment nor repeal of this Article SIXTH, nor the adoption of any provision of the Company’s certificate of incorporation inconsistent with this Article SIXTH, shall eliminate or reduce the effect of this Article SIXTH in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article SIXTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

SEVENTH: Election of directors need not be by written ballot unless the bylaws of the Company shall so provide.